Aetna Insurance Company of America

                                   Endorsement

The Contract and Certificate are endorsed as follows.

1. On the Contract Schedule, under Separate Account and AG Account, delete Transfers and replace it with the following.

       Transfers:
       We allow an unlimited number of transfers during the Accumulation Period. Each calendar year, [12] transfers are free of charge. We reserve the right to impose a transfer charge of up to [$10] for each subsequent transfer.

       When a variable Annuity has been elected, [four] free transfers per calendar year are allowed among the Funds available during the Annuity Period. We reserve the right to allow additional transfers.

2.     On the Contract Schedule, delete Systematic Withdrawal Option.

3. Delete Section 1.17, Dollar Cost Averaging, and replace it with the following.

       1.17  Dollar Cost Averaging

       A program that permits the Certificate Holder to systematically transfer amounts from any of the Funds or an available AG Account guaranteed term to any of the Funds. We reserve the right to establish terms and conditions governing Dollar Cost Averaging. Dollar Cost Averaging is not available if an SDO is in effect.

4.     Delete the third paragraph under Section 2.10, Change of Contract.

5. Delete the second sentence in Section 3.02, Certificate Holder Rights, and replace it with the following:

       The Certificate Holder and any joint Certificate Holder are named on the Specifications page of the Certificate.

6. Delete Section 5.02, Allocation of Purchase Payments, and replace it with the following.

       5.02  Allocation of Purchase Payments

       Each Net Purchase Payment will be allocated, as directed by the Certificate Holder, and subject to terms and conditions We specify, among any available:

       (a)    Funds in which the Separate Account invests;
       (b)    AG Account guaranteed terms.


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       For each Net Purchase Payment, the Certificate Holder shall tell Us the percentage of each Net Purchase Payment to allocate to any AG Account guaranteed term made available subject to terms and conditions We specify, and/or each Fund. Unless different instructions are received for any subsequent Net Purchase Payment, the allocation will be the same as for the most recent directive from the Certificate Holder. If the same guaranteed term(s) are not available, the next shortest will be used. If no shorter guaranteed term is available, the next longer term will be used.

7.     Delete Section 7.02, Deposit Period, and replace it with the following.

       7.02  Deposit Period

        A day, a calendar week, a calendar month, a calendar quarter, or any other period of time We specify during which Net Purchase Payment(s), transfers and/or reinvestments may be allocated to one or more AG Account guaranteed terms. We reserve the right to shorten or to extend the deposit period. During a deposit period, We may offer any number of guaranteed terms and more than one guaranteed term of the same duration may be offered.

8.     Delete Section 7.03, Guaranteed Term, and replace it with the following.

       7.03  Guaranteed Term

         The period of time We specify for which a specific guaranteed rate(s) is offered on amounts invested during a specific deposit period. Guaranteed terms are made available subject to Our terms and conditions, including, but not limited to, Our right to restrict allocations to new Net Purchase Payments (such as by prohibiting transfers into a particular guaranteed term from any other guaranteed term or from any of the Funds, or by prohibiting reinvestment of a Maturity Value to a particular guaranteed term. More than one guaranteed term of the same duration may be offered during a deposit period.

9. Delete Section 7.04, Guaranteed Term(s) Groups, and replace it with the following.

       7.04 Guaranteed Term(s) Groups

       All AG Account guaranteed term(s) of the same duration (from the close of the deposit period until the designated Maturity Date).

10. Delete the first sentence in Section 7.06, Allocation of Net Purchase Payments to the AG Account, and replace it with the following.

       When the Certificate Holder wishes to allocate all or any portion of a Net Purchase Payment to the AG Account, he or she must tell Us the percentage to apply to one or more of the guaranteed terms made available, subject to terms and conditions We specify, during the current deposit period.


11. Delete subsection (c) under Section 7.08, Withdrawals and Transfers from the AG Account, and replace it with the following.

       (c)  Withdrawals under an SDO.


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12.    Add the following as subsection (d) under Section 7.08, Withdrawals and
       Transfers from the AG Account.

       (d) Under a qualified Contract when the amount withdrawn is equal to the required minimum distribution for the Certificate Holder's Account using a method permitted under the Code and agreed to by Us.

13. Delete the second sentence in Section 7.10, AG Account Market Value Adjustment (Factor), and replace it with the following.

       Except as noted in Sections 7.07, 7.08, 7.09, 10.02 and 12.01, an MVA factor is applied to any amount withdrawn from the AG Account before the end of a guaranteed term.

14. Delete subsection (b) under Section 8.02, Transfers During the Accumulation Period, delete (4) and replace it with the following.

       (b) Any AG Account guaranteed term made available, subject to terms and conditions We specify.

15. In the fourth paragraph in Section 8.02, Transfers During the Accumulation Period, delete (3) and (4) and replace them with the following.

       (3) transfers under the Dollar Cost Averaging program;

       (4) amounts distributed under an SDO.

16. Delete the last sentence in subsections (c) and (f) under Section 8.05, Waiver of Deferred Sales Charge, and replace it with the following.

       (c) This waiver is not available if an SDO has been in effect at any time during the calendar year;

       (f)  For a distribution which is part of an SDO.

17. Delete Section 8.07, Systematic Withdrawal Option (SWO), and replace it with the following.

       8.07  Systematic Distribution Options (SDOs)

       Without further endorsement of the Contract or Certificate, We may, from time to time, make one or more systematic distribution options (SDOs) available during the Accumulation Period. When an SDO is elected, We will make automatic payments from the Certificate Holder's Account. No deferred sales charge or MVA will apply to the automatic payments made under an SDO.

       Any SDO will be subject to the following criteria:

       (a) Any SDO will be available to similarly situated contracts uniformly, and on the basis of objective criteria consistently applied;

       (b) The availability of any SDO may be limited by terms and conditions applicable to the election of such SDO; and


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       (c)    We may discontinue the availability of an SDO at any time. Except to the extent required to comply with applicable law, the availability of an SDO will apply only to future elections. Such a change will not affect SDOs in effect at the time an option is discontinued.

18. Insert the following at the end of Section 12.01, Designation of Annuitant.

       During the Annuity Period when a variable Annuity has been elected, at the request of the Certificate Holder, all or any portion of the amount allocated to a Fund may be transfered to any other Fund available during the Annuity Period. The number of transfers allowed without charge each calendar year is shown on the Contract Schedule. We reserve the right to allow additional transfers.

       Transfer requests must be expressed as a percentage of the allocation among the Funds of the amount upon which the variable Annuity will be based. We reserve the right to establish a minimum transfer amount. Transfers will be effective as of the Valuation Period in which We receive a transfer request in good order at Our Home Office.

19. Delete the second paragraph of Section 12.02 Terms of Annuity Options, and replace it with the following.

       If a fixed Annuity is chosen, We will use the applicable current settlement rate if it will provide higher fixed Annuity payments.

20.    Delete Section 12.06, Annuity Options, and replace it with the following.

       12.06  Annuity Options

       Option 1. Payments for a Specified Period: Payments are made for the number of years specified by the Certificate Holder. The number of years must be at least five and not more than 30.

       Option 2. Life income based on the life of the Annuitant: Payments are made until the death of the Annuitant. When this option is elected, the Certificate Holder must also choose one of the following:

       (a)    payments cease at the death of the Annuitant;
       (b) payments are guaranteed for a specified period from five to 30 years;
       (c) cash refund: if the Annuitant dies, the Beneficiary will receive a lump sum payment equal to the amount applied to the Annuity option (less any premium tax, if applicable) less the total amount of Annuity payments made prior to such death. This cash refund feature is only available if the total amount applied to the Annuity option is allocated to a fixed Annuity.

       Option 3. Life income based on the lives of two Annuitants: Payments are made for the lives of two Annuitants, one of whom is designated the second Annuitant, and cease only when both Annuitants have died. When this option is elected, the Certificate Holder must also choose one of the following:

       (a) 100% of the payment to continue after the first death;
       (b) 66 2/3% of the payment to continue after the first death;
       (c) 50% of the payment to continue after the first death;


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       (d) 100% of the payment to continue after the first death and payments are guaranteed for a period of five to 30 years;
       (e) 100% of the payment to continue at the death of the designated second Annuitant and 50% of the payment to continue at the death of the Annuitant; or
       (f) 100% of the payment continues after the first death with a cash refund feature. If the Annuitant and designated second Annuitant die, the Beneficiary will receive a lump sum payment equal to the amount applied to the Annuity option (less any premium tax) less the total amount of Annuity payments paid prior to such death. This cash refund feature is only available if the total amount applied to the Annuity option is allocated to a fixed Annuity.

       If a fixed Annuity is chosen under Option 1, Option 2 (a) or (b), or Option 3 (a) or (d), the Certificate Holder may elect an annual increase of one, two or three percent compounded annually.

       As allowed under applicable state law, We reserve the right to offer additional Annuity options.

21. Delete the tables showing rates for Annuity Options 1, 2 and 3 and replace them with the tables provided in Addendum A attached.

Endorsed and made a part of the Contract and the Certificate as of the Effective Date or when the endorsement is approved, whichever is later.

                       /s/Dan Kearney
                       President
                       Aetna Insurance Company of America



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